Exhibit 15
December 19, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 7, 2008, August 8, 2008, and November 7, 2008 on our reviews of interim financial information of Ford Motor Credit Company LLC (the “Company”) for the three month periods ended March 31, 2008 and 2007, the three month and six month periods ended June 30, 2008 and 2007, and the three month and nine month periods ended September 30, 2008 and 2007, and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, Form 10-Q for the quarter ended June 30, 2008, and Form 10-Q for the quarter ended September 30, 2008, respectively, are incorporated by reference in this Registration Statement on Form S-3 dated December 19, 2008.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP